Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	ORDER TO
CRESCENT BANK AND TRUST COMPANY	)	CEASE AND DESIST
JASPER, GEORGIA	)
	)	FDIC-09-087b
(INSURED STATE NONMEMBER BANK))
)

CRESCENT BANK AND TRUST COMPANY, JASPER, GEORGIA (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and the Official Code of Georgia Annotated § 7-1-91, O.C.G.A. § 7-1-91, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with Counsel for the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner (“Commissioner”) for the State of Georgia, Department of Banking and Finance (“Department”), dated April 29, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the Commissioner.

The FDIC and the Commissioner considered the matter and determined that it had reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and/or regulations. The FDIC and the Commissioner, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of law and/or regulation:

(a) Operating with a board of directors (“Board”) that has failed to provide adequate supervision over and direction to the management of the Bank;

(b) Operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

(c) Operating with marginally adequate equity capital and reserves in relation to the volume and quality of assets held by the Bank;

(d) Operating with an excessive level of adversely classified items;

(e) Operating with inadequate provisions for liquidity and funds management;

(f) Operating with hazardous loan underwriting and administration practices;

(g) Operating in such a manner as to produce operating losses; and

(h) Operating in apparent violation of laws, regulations, and/or statements of policy as more fully described on pages 16 through 23 of the FDIC Report of Examination dated June 17, 2008 (“ROE”).

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

BOARD OF DIRECTORS

1. (a) Beginning with the effective date of this ORDER, the Board shall increase participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies, strategic plans, and budgets for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall establish specific procedures designed to fully inform the Board regarding the management, operation, and financial condition of the Bank at regular intervals and in a consistent format. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewed, extended, restructured, insider, non-accrual, charged-off, and recovered loans; investment activity; operating policies; personnel actions; audit and supervisory reports; and the minutes summarizing individual committee meetings and actions. Board minutes shall be detailed, maintained and recorded on a timely basis and shall document reviews and any related actions, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, responsible for ensuring compliance with the ORDER, overseeing corrective measures with respect to the ORDER, and reporting to the Board. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Director’s Committee shall monitor compliance with this ORDER and, within 30 days from the effective date of this ORDER, and every 30 days thereafter, shall submit a written report detailing the Bank’s compliance with this ORDER to the Board, for review and consideration during its regularly scheduled meeting. Such report and any discussion related to the report or the ORDER shall be recorded in the appropriate minutes of the meeting of the Board and shall be retained in the Bank’s records. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

MANAGEMENT

2. (a) Within 60 days from the effective date of this ORDER, the Bank shall have and retain qualified management. Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer responsible for supervision of the lending function and with oversight responsibility for all other areas of bank operations. This individual must have a proven ability in managing a bank of comparable size and complexity and in effectively implementing lending, investment and operating policies in accordance with sound banking practices. Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience, and proven success in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this ORDER.

(b) To facilitate having and retaining qualified management, the Board shall in no more than 30 days from the effective date of this ORDER develop a written analysis and assessment of the Bank’s management and staffing needs (“management plan”), which shall include, at a minimum:

(i) identification of both the type and number of officer positions needed to manage and supervise proper the affairs of the Bank;

(ii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management; and

(iii) an evaluation of the qualifications of each Bank officer.

(c) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this ORDER;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(d) The management plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. No more than 30 days from the receipt of any comment from the Supervisory Authorities, and after consideration of such comment, the Board shall approve the management plan and/or any subsequent modification.

(e) During the life of this ORDER, the Bank shall notify the FDIC’s Atlanta Regional Director (“Regional Director”) and the Commissioner (collectively the “Supervisory Authorities”), in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of section 32 of the Act, 12 U.S.C. § 1831(i), subpart F of Part 303 of the FDIC Regulations, 12 C.F.R. §§ 303.100-303.103 and any State requirement for prior notification and approval. The notification shall include a description of the background and experience of the individual(s) to be added or employed and must be received at least 30 days before such addition or employment is intended to become effective. The Bank may not add any individual to its Board or employ any individual as an executive officer if the Regional Director or Commissioner issues a notice of disapproval pursuant to section 32 of the FDI Act, 12 U.S.C. § 1831(i).

CAPITAL

3. (a) Within 120 days from the effective date of this ORDER, the Bank shall have Tier 1 Capital in such amount as to equal or exceed eight percent (8%) of the Bank’s total assets and total risk-based capital in such an amount as to equal or exceed ten percent (10%) or the Bank’s total risk-weighted assets. Thereafter, the Bank shall maintain Tier 1 Capital and total risk-based capital ratios equal to or exceeding eight percent (8%) and ten percent (10%), respectively, during the life of this ORDER.

(b) The level of Tier 1 Capital and total risk-based capital to be maintained during the life of this ORDER pursuant to subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(c) Any increase in Tier 1 Capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the

Bank’s ALLL. For purposes of this ORDER, the terms “Tier 1 Capital,” “total risk-based capital,” “total assets,” and “total risk-weighted assets” shall have the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325.

CHARGE-OFF

4. (a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and/or “Doubtful” in the ROE that have not been previously collected or charged-off. If an asset classified “Doubtful” is a loan or a lease, the Bank may, in the alternative, increase its ALLL by an amount equal to fifty percent (50%) of the loan or lease classified as “Doubtful.”

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days of the receipt of any future report of examination or visitation report of the Bank from the Regional Director or the Commissioner, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any assets classified “Loss” and fifty percent (50%) of those classified “Doubtful,” unless otherwise approved in writing by the Supervisory Authorities.

(c) Elimination or reduction of assets through proceeds of other loans made by the Bank is not considered collection for purposes this paragraph.

REDUCTION OF CLASSIFIED ITEMS

5. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset in excess of $1,000,000 classified as “Substandard” in the ROE. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) Within 60 days of the effective date of this ORDER, the Bank shall formulate a written plan to reduce the aggregate balance of assets classified “Substandard” in the ROE in accordance with the following schedule:

(i) Within 180 days from the effective date of this ORDER, the Bank shall reduce the items classified “Substandard” in the ROE by twenty-five percent (25%);

(ii) Within 360 days from the effective date of this ORDER, the Bank shall reduce the items classified “Substandard” in the ROE by forty-five percent (45%);

(ii) Within 540 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the ROE by sixty (60%).

(c) The Bank shall immediately submit the plans required in subparagraphs 5(a) and 5(b) to the Supervisory Authorities for review and comment. Within 30 days from the receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plans, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plans. Such plans shall be monitored and progress reports thereon shall be submitted to the Supervisory Authorities at 90-day intervals concurrently with the other reporting requirements set forth in paragraph 20 of this ORDER.

(d) The requirements of this paragraph are not to be construed as standards for future operations of the Bank. Furthermore, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in subparagraphs 5(a) through (c), the word “reduce” means:

(i) to collect;

(ii) to charge off; or

(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification as determined by the Regional Director or Commissioner.

NO ADDITIONAL CREDIT

6. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged-off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b) Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(c) Subparagraph 6(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board, or a designated committee thereof, who shall certify, in writing:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the extension of such credit would improve the Bank’s position, including an explanatory statement of how the Bank’s position would be improved; and

(iii) an appropriate work-out plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(d) The signed certification shall be made a part of the minutes of the Board or designated committee, and a copy of the signed certification shall be retained in the borrower’s credit file.

LENDING PRACTICES

7. Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement a written lending and collection policy to provide effective guidance and control over the Bank’s lending function, which policy shall include, at a minimum, revisions to address all items of criticism enumerated within the ROE. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

CONCENTRATIONS OF CREDIT

8. (a) Within 60 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the concentrations of credit listed on page 58 of the ROE. Concentrations should be stratified as the Board deems appropriate, but shall include concentrations identified by industry, geographic distribution, underlying collateral, direct or indirect extensions of credit to or for the benefit of any borrowers dependent upon the performance of a single developer or builder, and other asset groups that are considered economically related. The Board should refer to the interagency guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, for information regarding risk segmentation analysis. A copy of the analysis shall be provided to the Supervisory Authorities. The analysis shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(b) Within 90 days from the effective date of this ORDER, the Bank shall adopt and submit to the Supervisory Authorities a plan to reduce the Bank’s concentration of credit in residential ADC loans.

SPECIAL MENTION

9. Within 30 days from the effective date of the ORDER, the Bank shall develop a plan to correct all deficiencies in the assets listed for “Special Mention.” The Bank shall immediately submit the plan to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the plan.

LOAN REVIEW AND GRADING SYSTEM

10. Within 60 days from the effective date of this ORDER, the Board shall develop an effective system of independent loan review to appropriately assess and grade the overall quality of the loan portfolio.

ESTABLISH/MAINTAIN ALLOWANCE FOR LOAN AND LEASE LOSSES

11. Within 30 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed at least ten (10) days prior to the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

PLAN TO IMPROVE EARNINGS

12. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate and fully implement a written plan and a comprehensive budget for all categories of income and expense. The plan and budget shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank’s other written policies, to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings of the Bank. The plan shall include a description of the operating assumptions that form the basis for and adequately support major projected income and expense components. Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year.

(b) The plan and budget required by this paragraph, and any subsequent modification thereto, shall be acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(c) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and budget required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

CASH DIVIDENDS

13. The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.

ASSET/LIABILITY MANAGEMENT

14. (a) Within 60 days from the effective date of this ORDER, the Board shall implement an asset/liability management policy which establishes an acceptable range for the Bank’s net noncore funding dependence ratio, as computed by the Uniform Bank Performance Report. The policy shall set forth suitable benchmarks and timeframes for the reduction of this ratio to levels that are consistent with prudent banking practices. To the extent such measures have not previously been initiated, the Bank shall immediately initiate measures detailed in the policy required by this paragraph to accomplish the objectives set forth in the policy. The requirements of this paragraph shall not be construed as standards for future operations, and the Bank’s net noncore funding dependence ratio shall be maintained at a level consistent with safe and sound banking practices. Such policy shall be submitted to the Supervisory Authorities for review and approval, and its implementation shall be acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(b) Within 60 days from the effective date of this ORDER, the Bank shall review, and amend as necessary, the Bank’s written interest rate risk policy. At a minimum, the policy shall include guidelines for the following:

(i) measures designed to control the nature and amount of interest rate risk the Bank takes, including those that specify risk limits and define lines of responsibilities and authority for managing risk;

(ii) a system for identifying and measuring interest rate risk, including a periodic calculation to measure interest rate risk exposure at various time horizons and compare to established target ratios;

(iii) establish goals and strategies for reducing and managing the Bank’s interest rate risk exposure;

(iv) a system for monitoring and reporting risk exposures; and

(v) a system for internal controls, review, and audit to ensure the integrity of the overall management process.

Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

LIQUIDITY CONTINGENCY FUNDING PLAN

15. Within 60 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity contingency funding plan. The written liquidity contingency funding plan shall incorporate the applicable guidance contained in Financial Institution Letter (FIL) 84-2008 dated August 26, 2008, entitled Liquidity Risk Management. The liquidity contingency funding plan shall provide restrictions on the use of brokered and internet deposits consistent with safe and sound banking practices. Such plan shall be submitted to the Supervisory Authorities for review and approval, and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.

BROKERED DEPOSITS

16. During the life of this ORDER, the Bank shall not accept, renew, or rollover brokered deposits without obtaining a brokered deposit waiver approved by the FDIC pursuant to Section 29 of the Act, 12 U.S.C. § 1831f. For purposes of this ORDER, brokered deposits are defined as described in Section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2) to include any deposits funded by third-party agents or nominees for depositors, including depositors managed by a trustee or custodian when each individual beneficial interest is entitled to a right to federal deposit insurance.

BANK SECRECY ACT PROGRAM

17. Within 60 days from the effective date of this ORDER, the Bank shall review and implement all Bank Secrecy Act compliance program deficiencies set forth on pages 7 and 13 8 of the ROE.

ELIMINATE/CORRECT ALL VIOLATIONS OF LAW

18. Within 60 days from the effective date of this ORDER, the Bank shall take all necessary steps, subject to safe and sound banking practices, to eliminate and/or correct the violations of law set and contraventions of policy out on pages 16 through 23 of the ROE. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws, regulations, and applicable policies.

DISCLOSURE

19. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 and the Commissioner, Georgia Department of Banking and Finance, 2990 Brandywine Road, Suite 200, Atlanta, Georgia 30341-5565 for review at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and the Commissioner shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

20. Within 30 days of the end of the first quarter following the effective date of this ORDER and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken, and the results thereof, to secure compliance with this ORDER. Such written progress reports shall include a copy of the Bank’s Reports of Condition and Income and shall provide cumulative detail of the Bank’s progress toward achieving compliance with each provision of the ORDER. Progress reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have, in writing, released the Bank from making further reports.

This ORDER shall become effective immediately. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC. Pursuant to delegated authority.

Dated at Atlanta, Georgia, this 11th day of May, 2009.

/s/ Mark S. Schmidt
Mark S. Schmidt
Regional Director
Atlanta Region

The Georgia Department of Banking and Finance, having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of the said ORDER by the FDIC shall be binding as between the Bank and the Georgia Commissioner of Banking and Finance to the same degree and legal effect that such ORDER would be binding on the Bank if the Department had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to section 7-1-91 of the Official Code of Georgia Annotated, O.C.G.A. § 7-1-91.

Dated this 30th day of April, 2009.

/s/ Robert M. Braswell
Robert M. Braswell
Commissioner
Department of Banking and Finance
State of Georgia